                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                                       Contact: Brenda J. Walker
                                                                Vice President
                                                                (516) 767-6492

FOR IMMEDIATE RELEASE:
---------------------

CEDAR INCOME FUND, LTD. - ANNOUNCES PURCHASE OF OWNERSHIP INTEREST IN RED LION SHOPPING CENTER, PHILADELPHIA, PENNSYLVANIA, AND REFINANCING OF THE POINT SHOPPING CENTER, HARRISBURG, PENNSYLVANIA

         Port Washington, New York - June 4, 2002 - Cedar Income Fund, Ltd. (the "Company"), a NASDAQ-listed real estate investment trust, today announced that a partnership comprised of affiliates of the Company and ARC Properties, Inc. of Clifton, NJ ("ARC"), had purchased controlling ownership interests in the partnership which owns the 212,000 sq. ft. Red Lion Shopping Center in Philadelphia, PA. The center is anchored by Best Buy, Staples, Sports Authority and Pep Boys stores.

         The Company also announced that it has completed the refinancing of The Point Shopping Center, Harrisburg, PA, with a new permanent loan of $21 million. The new financing was provided by Protective Life Insurance Company of Birmingham, AL. The Point Shopping Center is a 256,000 sq. ft. shopping center, anchored by Giant supermarket, Burlington Coat Factory, Staples and other stores.

         Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".